Exhibit 4.7

MODIFICATION AND EXTENSION AGREEMENT

THIS MODIFICATION AND EXTENSION AGREEMENT (“Agreement”) is made as of the 10th day of April, 2007, by and between Lucid, Inc., a New York corporation (the “Company”) and [*] (the “Payee”).

RECITALS

A.  The Company issued to the Payee its promissory note (the “Note” as amended) dated August 29, 2002, in the principal amount of [*].

B.  The Note is subject to the terms of, and the payment thereof is secured by, a certain Security Agreement dated as of the same date as the Note (the “Security Agreement”). The Note is a nonrecourse obligation of the Company and the sole source of payment of the Note is from certain royalty payments (the “Royalty Payments”) payable from time to time pursuant to a certain Asset Purchase Agreement dated as of May 11, 2002 between the Company and Diebold Election Systems, Inc. (“Diebold”).

B.  The parties are desirous of entering into this Agreement and modifying the Note in accordance with the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, included but not limited to the Recitals above, the parties hereto agree as follows:

1.           Modifications.  The Company and the Payee agree that the Note shall no longer be payable from the Royalty Payments and the parties further agree that the Security Agreement is hereby terminated and the Payee hereby releases any collateral identified thereon from any security interest of the Payee.

2.           Maturity Date.  The Company and the Payee agree that the maturity date of the Note shall be December 31, 2008 (the “Maturity Date”).

3.           Interest Rate:    The Note effective January 1, 2007 shall accrue interest at a rate of ten percent (10%) per annum.

4.           Conversion Rights.  Until payment in full of the principal balance and accrued interest of the Note,  the Payee has the right, at the Payee’s option, to convert this Note, in whole or in part, into fully paid and nonassessable shares of Common Stock of the Company (the “Common Stock”). The number of shares of Common Stock into which this Note may be converted (“Conversion Shares”) shall be determined by dividing the aggregate principal amount together with all accrued interest to the date of conversion by the Conversion Price (as herein defined).  The Conversion Price will be $2.00.

(i)            Conversion Procedure.  Before the Payee shall be entitled to convert the Note into shares of Common Stock, it shall surrender this Note, duly endorsed, at the principal office of the Company and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same pursuant to this Section 3, and shall state therein the portion of the Note to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(ii)           Delivery of Certificates.  As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the Payee of this Note a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company), together with any other securities and property to which the Payee is entitled upon such conversion under the terms of this Note, including a check payable to the Payee for any cash amounts payable as described below.

(iii)          Fractional Shares; Effect of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of this Note.  In lieu of the Company issuing any fractional shares to the Payee upon the conversion of this Note, the Company shall pay to the Payee the amount of outstanding principal that is not so converted.  Upon conversion of the entire principal balance of this Note, the Company shall be forever released from all its obligations and liabilities under this Note, except that the Company shall be obligated to pay the Payee, within ten (10) days after the date of such conversion, any interest accrued and unpaid or unconverted to and including the date of such conversion, and no more.

(iv)          Conversion Price Adjustments. If the Company shall (A) pay a dividend or other distribution, in Common Stock, on any class of capital stock of the Company, (B) subdivide the outstanding Common Stock into a greater number of shares by any means, or (C) combine the outstanding Common Stock into a smaller number of shares by any means (including, without limitation, a reverse stock split), then in each such case the Conversion Price shall be adjusted to reflect such event.

5.             Payments.  Until the Maturity Date as herein established, no payments shall be due under the Note and the entire principal and accrued interest shall be due and payable in a single installment on the Maturity Date.

6.             Scope.  This Agreement constitutes a modification of the Note only with respect to the matters set forth herein. All of the other terms, covenants, conditions and agreements contained in the Note shall remain in full force and effect. This Agreement shall not release the Company from any liability under the Note.

7.             Binding Effect. This Agreement represents the complete understanding and entire agreement of the parties as to its subject matter and may not be amended except by a writing executed by both parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first set forth above.

LUCID, INC.

By:
Name:
Title:

PAYEE:

Name: